Confidential        EXECUTION VERSION
AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT
This Amendment No. 1 to the Purchase and Sale Agreement (this “Amendment”) is effective as of July 14, 2025, by and among Greif Packaging LLC (the “Seller”), Packaging Corporation of America (the “Purchaser”) and Greif, Inc. (“Greif Parent”) (solely for purposes of Section 7 herein). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (defined below).
WHEREAS, the Seller, the Purchaser and, solely with respect to Section 11.14 therein, Greif Parent entered into that certain Purchase and Sale Agreement, dated as of June 30, 2025 (the “Purchase Agreement”);
WHEREAS, the Seller and the Purchaser agreed in accordance with Section 5.24 of the Purchase Agreement to decide within ten (10) Business Days of June 30, 2025, whether to amend the Purchase Agreement to provide that the Purchaser will acquire the outstanding equity interests of BBP directly and not acquire the equity interests of BBH (the “BBH Exclusion”);
WHEREAS, the Parties have agreed to enter into this Amendment to provide for the BBH Exclusion; and
WHEREAS, pursuant to and in accordance with Section 11.07 of the Purchase Agreement, the parties hereto desire to amend the Purchase Agreement as further set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Amendments to the Purchase Agreement. The Purchase Agreement is hereby amended as follows:
(a)Section 2.01 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall or shall cause BBH to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and BBH, all right, title and interest in and to the Interests free and clear of any Encumbrances (other than Encumbrances resulting from any actions, facts or circumstances by the Purchaser or its Affiliates and restrictions on transfer that may be imposed by generally applicable securities Laws).”
(b)The definition of “Acquired Companies” shall be amended and restated in its entirety as follows:

a.““Acquired Companies” means GCS LLC and BBP.”

(c)The definition of “Indemnified Taxes” shall be amended and restated in its entirety as follows:
a.““Indemnified Taxes” means (a) all Taxes (or non-payment thereof) of the Seller, (b) all Taxes (or the non-payment thereof) of the Acquired Companies for all Pre-Closing Periods, (c) all Taxes of any member (including a parent) of a Seller Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar U.S. state, local or non-U.S. Law), (d) all Taxes of any Person imposed on any of the Acquired Companies as a transferee or successor, by Contract or pursuant to any Law, which Taxes related to an event or transaction occurring before the Closing, (e) the Seller’s share of any Transfer Taxes pursuant to Section 7.06, and (f) all Taxes imposed (i) with respect to the Contribution, (ii) on the Seller, BBH or the Acquired Companies with respect to Seller’s or BBH’s sale of the Interests (other than any Transfer Taxes), (iii) under any bulk sale, bulk transfer, or fraudulent transfer Law relating to the Contribution or the Seller’s or BBH’s sale of the Interests, (iv) under any Law imposing a duty to withhold Tax with respect to amounts paid (or deemed paid) hereunder if the relevant withholding Taxes are imposed as a result of (i) the Seller or BBH failing to withhold to the extent required by Law, (ii) the Seller or BBH providing inaccurate or incomplete Tax forms or documentation or (iii) the Purchaser cooperating with the Seller under Section 2.08, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith; provided that “Indemnified Taxes” shall not include (i) any amounts included as Indebtedness or Liabilities in the Closing Indebtedness Amount or Closing Date Working Capital Amount and that have reduced Purchaser’s payment of the Closing Date Payment Amount, as finally determined pursuant to Section 2.06, (ii) any amounts paid by the Seller under Section 7.02, or (iii) any amounts arising from, or related to, any breach of a covenant contained in Article VII.”
(d)Section 2.04(c) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“a properly completed and duly executed IRS Form W-9 for the Seller and/or its Regarded Owner, as appropriate under applicable Law, and BBH;”.
(e)Section 2.04(j) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“Intentionally Omitted;”.

(f)Section 2.07 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“Section 2.07 Allocation of Purchase Price for Tax Reporting Purposes
(a)The Parties agree that the Purchase Price plus any other items that are treated as additional consideration for federal income Tax purposes shall be allocated (and Seller agrees to cause such consideration to be allocated by any Seller Affiliated Group) among the assets of GCS LLC and BBP for all Tax purposes in a manner consistent with Section 1060 and Section 338 of the Code and the Treasury Regulations promulgated thereunder and as described in this Section 2.07 (the “Allocation”). Within one hundred twenty (120) calendar days following the Closing Date, Purchaser shall deliver to Seller Form 8594 and Form 8883 to be filed with the IRS by each of Purchaser and the Acquired Companies’ Seller Affiliated Groups, which shall be prepared consistent with the following: (1) consideration shall be allocated to the assets of BBP (in the aggregate) in the amount of $55,000,000, plus any other items that are treated as additional consideration for the stock of BBP for federal income Tax purposes, and (2) the remainder of the consideration shall be allocated among the Contributed Assets (i.e., all assets of GCS LLC), and (3) the allocation shall be consistent with an appraisal to be obtained by Purchaser (the “Appraisal”) of the Class V assets and in a manner which reflects values for assets in Classes I, II, III and IV equal to their book values, taking into account any adjustments of such book values in the determination of Closing Date Working Capital. To the extent that any subsequent adjustments (e.g., as a result of any payment that is made pursuant to Section 2.06, indemnification payments, or otherwise) cause a corresponding change to the allocation set forth on Forms 8594 and 8883, Purchaser shall provide Seller with a revised Form 8594 and/or Form 8883, as appropriate, which shall be prepared consistently with the principles set forth in this Section 2.07(a).
(b)The Seller and the Purchaser agree that the Allocation, as determined above, shall be binding upon them for all applicable Tax purposes, and they agree (i) to file, or cause to be filed, all Tax Returns (including the Tax Returns of BBH or any Seller Affiliated Group) in a manner that is consistent with the Allocation most recently determined and provided by Purchaser; and (ii) to not take, or allow to be taken, any position that is inconsistent with such Allocation, in each case, after the Allocation has been adjusted to reflect: (A) any adjustments to the Purchase Price (including as a result of any payment that is made pursuant to Section 2.06 or any indemnification payments); (B) any additional amounts included in the Purchaser’s cost or the Seller’s or BBH’s amount realized, as the case may be, for U.S. federal income tax purposes; and (C) the Purchaser’s capitalized acquisition costs or the Seller’s or BBH’s selling costs, as applicable. Nothing in this Section 2.07(b) shall impede the ability of either of the Parties or any of their respective Affiliates to negotiate, compromise or settle any Tax audit, examination or judicial or administrative proceeding relating to the Allocation; provided, however, that the Parties shall, and Seller shall cause BBH or any Seller Affiliated Group to, use commercially reasonable efforts to sustain such Allocation in any subsequent Tax audit or dispute with any Taxing Authority.”
(g)Section 7.01 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“The Purchaser shall, and the Seller shall, or shall cause its relevant Affiliates to, make a joint election under Section 338(h)(10) of the Code (and any corresponding election under state or local law) with respect to the purchase of BBP (the “Section 338(h)(10) Election”). The Purchaser shall prepare Internal Revenue Service Form 8023 and any similar state or local forms required in connection with making the Section 338(h)(10) Election (the “Section 338(h)(10) Election Forms”). The Seller shall, and shall cause its Affiliates to, cooperate with the Purchaser in the preparation of the Section 338(h)(10) Election Forms, and the Seller shall, and shall cause its Affiliates to, deliver an original, properly completed, executed copy of all Section 338(h)(10) Election Forms to the Purchaser on or prior to the Closing Date. The Purchaser shall file or cause to be filed the Section 338(h)(10) Election Forms with the appropriate Governmental Authorities. The Seller and the Purchaser shall (and shall cause their respective Affiliates to) reasonably cooperate with each other to take all actions necessary and appropriate (including the filing of all Tax forms, elections, schedules, and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election.”
(a)Section 7.04 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.Section 7.04 Tax Refunds. Any Tax refund for any Pre-Closing Period (but only to the extent that such Tax refund is not taken into account in the determination of the Closing Date Payment Amount) shall be the property of the Seller or BBH (as applicable), and if received by the Purchaser or any of its Affiliates, the amount of such Tax refund (less any Taxes and reasonable costs or expenses incurred by the Purchaser or any of its Affiliates in connection with the pursuit or receipt of any such Tax refund) shall be paid over promptly to the Seller or BBH (as applicable). To the extent any amount of a Tax refund paid over to the Seller or BBH under this Section 7.04 is subsequently disallowed by a Governmental Authority, the Seller shall, or shall cause BBH to, pay the disallowed amount to the Purchaser within ten (10) days of such notice of disallowance.
(b)Section 7.05 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:
a.“Section 7.05 Tax Cooperation and Exchange of Information. Following the Closing, the Seller and the Purchaser shall (and each shall cause its Affiliates to) provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes, in each case to the extent related to the Business, the Contributed Assets, or the Acquired Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Acquired Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) sixty (60) days following the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, including any extensions thereof, or (ii) six (6) years following the due date (including any extensions thereof) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for Tax refund or in conducting an audit or other proceeding with respect to Taxes. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall this Section 7.05 require any Party to disclose to the other Party any consolidated, combined, affiliated, unitary or similar Tax Return which includes the Party or any of its Affiliates or any Tax related work papers.”
2.Amendments to the Disclosure Schedule. The Purchase Agreement is hereby amended as follows:
(a)Section 3.03(a) (Capitalization; Acquired Companies) of the Disclosure Schedule shall be amended and restated as follows:

Acquired Company	Jurisdiction of Formation	Issued and Outstanding Equity Interests	Direct Owner
Greif Containerboard Solutions LLC	Delaware	100% of Membership Interests (uncertificated)	Seller
Box-Board Products, Inc.	North Carolina	900 shares of voting Common Stock, par value $100.00 per share	Box-Board Holding Corporation

(b)Section 3.19(i) (Taxes) of the Disclosure Schedule shall be amended and restated as follows:

Seller	Disregarded entity
Box-Board Products, Inc.	C Corporation
Greif Containerboard Solutions LLC	Disregarded entity

3.Entire Agreement. This Amendment and the Purchase Agreement, including the Schedules and Exhibits attached thereto which are deemed for all purposes to be part of the Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
4.No Other Amendment. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Purchase Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Purchase Agreement. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement, nor shall the execution of this Amendment otherwise adversely affect the rights of any Party to exercise any right, power or privilege in connection with the Purchase Agreement.
5.Miscellaneous. The provisions of Section 11.10 (Governing Law; Consent to Jurisdiction), Section 11.11 (Waiver of Jury Trial), Section 11.12 (Specific Performance) and Section 11.13 (Counterparts) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment mutatis mutandis.
6.Execution and Acknowledgement. Execution of this Amendment by the Parties reflects the approval of this Amendment by each of the Parties and that such Agreement meets all requirements for any amendment of the Purchase Agreement, as set forth in Section 11.07 of the Purchase Agreement.
7.Acknowledgement of Guarantee. For the avoidance of doubt, Greif Parent hereby acknowledges the foregoing and reaffirms Section 11.14 of the Purchase Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and effective as of the date first written above.
GREIF PACKAGING LLC

By:    /s/ OLE G. ROSGAARD
Name: Ole G. Rosgaard
Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement Amendment No. 1]

PACKAGING CORPORATION OF AMERICA

By:    /s/ KENT PFLEDERER
Name: Kent Pflederer
Title: Executive Vice President and Chief                          Financial Officer

[Signature Page to Purchase Agreement Amendment No. 1]

Solely for purposes of Section 7:

GREIF, INC.

By: /s/ OLE G. ROSGAARD
Name: Ole G. Rosgaard
Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement Amendment No. 1]